Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Neose Technologies, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-107888, No. 333-97593, No. 333-73340, No. 333-47718, No. 333-88913, No. 333-35283 and No. 333-01410) on the Registration Statements on Form S-3 (No. 333-106327, No. 333-103883 and No. 333-83925) of Neose Technologies, Inc. of our report dated February 3, 2004, with respect to the balance sheets of Neose Technologies, Inc. as of December 31, 2003 and 2002, and the related statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the two-year period ended December 31, 2003 and for the period from January 17, 1989 (inception) to December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Neose Technologies, Inc.

The financial statements of Neose Technologies, Inc. for the year ended December 31, 2001 and for the period from January 17, 1989 (inception) to December 31, 2003, to the extent related to the period from January 17, 1989 (inception) to December 31, 2001, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 25, 2002. Our opinion on the statements of operations, stockholders’ equity and comprehensive loss, and cash flows, insofar as it relates to the amounts included for the period from January 17, 1989 (inception) to December 31, 2001, is based solely on the report of the other auditors.

/s/ KPMG LLP

Philadelphia, Pennsylvania February 17, 2004